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Avista Corp. Announces First Quarter 2015 Stock Repurchase Program

SPOKANE, Wash. – Dec. 16, 2014: Avista Corp. (NYSE: AVA) today announced that its board of directors has approved the repurchase of up to 800,000 shares of the company’s outstanding common stock, commencing on Jan. 2, 2015, and continuing through March 31, 2015. The number of shares repurchased will be in addition to the number of shares repurchased under the repurchase program currently in effect, which expires on Dec. 31, 2014.

The company has entered into an agreement with a broker-dealer designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Repurchases will be made by the broker-dealer at its discretion, consistent with pricing, timing and volume limitations contained in the agreement and the regulations of the Securities and Exchange Commission. Repurchases will be made in the open market or in privately negotiated transactions. The agreement will expire on March 31, 2015, but it could be terminated by the company before that date. There is no assurance that the goal of repurchasing 800,000 shares will be achieved.

On June 13, 2014, the company announced that the board of directors of the company had approved the repurchase of up to 4 million shares of Avista’s outstanding common stock, with repurchases beginning July 7, 2014 and continuing no longer than Dec. 31, 2014. Through Dec. 16, 2014, Avista has repurchased 2,529,615 shares under this repurchase program at a total cost of $79.9 million and an average cost of $31.57 per share. Parameters for the first quarter 2015 program are similar to the 2014 program.

About Avista
Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 368,000 customers and natural gas to 325,000 customers. Its service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.5 million. Alaska Energy and Resources Company is an Avista subsidiary that provides retail electric service in the city and borough of Juneau, Alaska, through its subsidiary Alaska Electric Light and Power Company. Avista stock is traded under the ticker symbol "AVA."  For more information about Avista, please visit www.avistacorp.com.
This news release contains forward-looking statements regarding the company’s current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2013 and the Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2014.

Avista Corp. and the Avista logo are trademarks of Avista Corporation.

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SOURCE: Avista Corporation